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The Parking REIT Launches Portfolio-Wide LED Retrofit Project

Company has completed lighting retrofits at four facilities thus far, resulting in an estimated collective savings of nearly $1.2 million for the lifetime of the LED lighting

LAS VEGAS (Sept. 12, 2018) –The Parking REIT, Inc. announced today that the company has launched a lighting retrofit project at parking facilities throughout its portfolio to replace inefficient fluorescent and sodium lighting with modern and highly efficient LED lighting. Thus far, the company has completed lighting retrofits at four facilities, resulting in an estimated collective savings of nearly $1.2 million for the lifetime of the LED lighting.
Additionally, each property's expected lifetime return on investment averages 279 percent, with an approximated yearly reduction in lighting costs averaging 76 percent.
"The Parking REIT continuously seeks opportunities to improve operations at our facilities in order to promote efficiencies and maximize profits for our shareholders," said Mike Shustek, chief executive officer of The Parking REIT. "Our ongoing lighting retrofit project has already resulted in reduced operational expenses that we expect to reflect well on the REIT's entire portfolio performance, particularly as we expand the program in the coming months to additional facilities in our portfolio."
Thus far, The Parking REIT has implemented the LED lighting retrofit at the following facilities:
•	414 Renaissance Drive West, a parking garage striped with 1,275 spaces in Detroit, Michigan,
•	708 St. Clair Ave., a 536-space parking garage in Cleveland, Ohio,
•	112 E. Washington St., a parking garage striped with 370 parking spaces in Indianapolis, Indiana, and
•	321 Race St., a 350-space parking garage in Cincinnati, Ohio.
In total, the new energy-efficient lighting at the four properties is equal to the removal of more than 760,000 tons of carbon dioxide each year and approximately 600,000 kilowatt hours per year of energy saved. Additionally, the environmental benefit is equal to the planting of approximately 11,000 trees per year for each year the LED lighting is operational when compared to the traditional lighting systems that were replaced.

In the next six months, the company expects to complete LED retrofits at eight additional parking facilities located in California, Hawaii and Texas. Additional properties in The Parking REIT portfolio are under evaluation for possible participation in the retrofit program.
EOS Energy Optimization Services converted the Detroit parking garage, ECO Lighting Solutions converted the Cincinnati and Indianapolis parking garages, and Shannon Electric converted the Cleveland parking garage on behalf of The Parking REIT.
About The Parking REIT, Inc.

The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.) is a publicly registered, non-listed REIT that invests primarily in parking lots and garages in the United States. Its assets include 42 parking facilities located in 17 states. The Parking REIT is managed by MVP Realty Advisors, LLC. For more information, please visit TheParkingREIT.com.
Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  the estimated cost savings from the LED retrofits are calculated based on various assumptions, including assumed usage rates, projected energy costs, projected length of service, anticipated energy savings from the LED retrofits, and actual cost savings may be less than projected; volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; the performance of real estate assets and loans after they are acquired; and our ability to provide stockholder value through sales or otherwise dispositions of our properties and other assets. Although The Parking REIT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. The Parking REIT does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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